Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-229176 on Form S-3, and Registration Statement No. 333-84689 for the Steelcase Inc. Deferred Compensation Plan and Registration Statement Nos. 333-46711, 333-50964, 333-102361, 333-146530, and 333-257944 for the Steelcase Inc. Incentive Compensation Plan, all on Form S-8, of our reports dated April 15, 2022, relating to the financial statements of Steelcase Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Steelcase Inc. for the year ended February 25, 2022.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
April 15, 2022